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                                                               EXHIBIT (d)(xiii)




                               GREENGRASS HOLDINGS
                      190 South LaSalle Street, Suite 2830
                                Chicago, IL 60603




                                                                 August 17, 1999



PRIVATE AND CONFIDENTIAL


PlayCore, Inc.
15 West Milwaukee Street, Suite 204
Janesville, WI 53545
Attention:  Mr. Terence S. Malone
            Chairman of the Board


Dear Mr. Malone:

          This letter agreement (the "Agreement") confirms our understanding that PlayCore, Inc. (the "Company") has engaged GreenGrass Holdings ("GreenGrass") to act as its financial advisor with respect to the sale, merger, consolidation or any other business combination, involving all or a substantial amount of the business, securities or assets of the Company, (each, a "Transaction").

          As requested by you, we have provided and will continue to provide certain services on your behalf, which shall consist of the following: (i) identifying and evaluating investment banking firms to serve as financial advisor with respect to the Transaction; (ii) assisting you in the preparation and review of an offering memorandum describing the Company, its operations, its historical performance and its future prospects; (iii) assisting you in the identification of a list of potential acquirers who may be interested in a Transaction; and (iv) negotiating the financial aspects of any proposed Transaction under your guidance.

          As compensation for the services to be provided by GreenGrass hereunder, the Company agrees (i) to pay to GreenGrass cash compensation as set forth below, and (ii) upon request by GreenGrass from time to time, to reimburse GreenGrass promptly for all out-of-pocket expenses (including the reasonable fees and expenses of any counsel retained with your consent) incurred by GreenGrass in connection with its engagement hereunder, whether or not a Transaction is consummated. As GreenGrass will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in
Schedule I attached hereto, which Schedule is an integral part hereof.

          The cash compensation referred to in clause (i) above shall be in an amount equal to .4% of the aggregate value of outstanding common stock of the Company (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Transaction. Such compensation shall be payable in cash at consummation of a Transaction. For purposes of this Agreement, a Transaction shall be deemed to have


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Mr. Terence Malone
August 17, 1999


been consummated upon the earliest of any of the following events to occur: (a) the acquisition by another person of a majority of the outstanding common stock of the Company calculated on a fully-diluted basis; (b) a merger or consolidation of the Company or an affiliate of the Company with another person;
(c) the acquisition by another person of assets of the Company representing a majority of the Company's book value; or (d) in the case of any other Transaction, the consummation thereof.

          The value per share of common stock of the Company, for purposes of calculating the compensation, shall be (i) in the event the consideration for such common stock is in the form of cash and/or securities with an existing public trading market (including any such securities subject to resale restrictions), the amount of cash to be paid per share of common stock being acquired and/or the last sales price for such securities on the last trading day thereof prior to the consummation of the Transaction, or otherwise, (ii) the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction.

          The Company shall make available to GreenGrass all financial and other information concerning its business and operations that GreenGrass reasonably requests as well as any other information relating to any Transaction prepared by the Company or any of its other advisors. In performing its services hereunder, GreenGrass shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors or an acquirer or potential acquirer or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets or liabilities. To the extent consistent with legal requirements, all information given to GreenGrass by the Company, unless publicly available or otherwise available to GreenGrass without restriction or breach of any confidentiality agreement, will be held by GreenGrass in confidence and will not be disclosed to anyone other than GreenGrass's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in the Agreement.

          Any advice, written or oral, provided by GreenGrass pursuant to this agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of the Transaction and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent.

          This Agreement may be terminated by either the Company or GreenGrass upon receipt of written notice to that effect by the other party. Upon any termination of this Agreement, GreenGrass will be entitled to prompt payment of all fees accrued prior to such termination and reimbursement of all out-of-pocket expenses as described above. The indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination of this Agreement.

          The Company acknowledges and agrees that GreenGrass has been retained solely to provide the advice or services set forth in this Agreement. GreenGrass shall act as an independent contractor, and any duties of GreenGrass arising out of its engagement hereunder shall be owed solely to the Company.

          This Agreement shall be binding upon and inure to the benefit of the Company, GreenGrass, each Indemnified Person (as defined in Schedule I) and their respective successors and assigns.


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Mr. Terence Malone
August 17, 1999


          This agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin.

          The prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to recover from the non-prevailing party all of the attorney fees and other expenses the prevailing party may incur in such suit, action or proceeding and in any subsequent suit to enforce a judgment.

          If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.


                                          Very truly yours,

                                          GREENGRASS HOLDINGS


                                          By: /s/ David S. Evans
                                              ----------------------------------

Accepted and agreed to
this 2nd day of November, 1999.

By:  /s/ Terence Malone
    ---------------------------


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                                   SCHEDULE I


          This Schedule I is a part of and is incorporated into that certain letter agreement (together, the "Agreement"), dated August 17, 1999, by and between PlayCore, Inc. (the "Company") and GreenGrass Holdings ("GreenGrass").

          The Company agrees to indemnify and hold harmless GreenGrass and its affiliates, and the respective directors, officers, agents and employees of GreenGrass and its affiliates (GreenGrass and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule I).

          Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, if requested by GreenGrass, assume the defense of any such Action including the employment of counsel reasonably satisfactory to GreenGrass. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent. In addition, the Company will not, without prior written consent of GreenGrass, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising our of such Action.


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          In the event that the foregoing indemnity is unavailable to an
Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to GreenGrass, on the other hand, of the matters contemplated by this Agreement or
(ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and GreenGrass, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by GreenGrass pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to GreenGrass, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid or contemplated to be paid to GreenGrass under this Agreement.

          The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

          The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.